UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GRIFFIN REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 25, 2022, Griffin Realty Trust, Inc. (the "Registrant") sent the following e-mail message to certain stockholders of the Registrant.
Dear Valued Stockholder,
PLEASE VOTE NOW!
TIME IS RUNNING SHORT AND THE ANNUAL MEETING ON NOVEMBER 2, 2022, IS RAPIDLY APPROACHING!
Among other items, the Board is asking stockholders of the Company to consider and vote on a proposal to approve the conversion of the Company from a Maryland corporation to a Maryland real estate investment trust, in order to allow the Board to pursue the path to liquidity and value maximization that it considers to be in the best interests of stockholders in a manner that does not result in substantial adverse tax consequences to stockholders. Your vote is important, no matter how large or small your holdings may be. Approval of this proposal requires the affirmative vote of a majority of the Company’s outstanding shares. As such, a failure to vote has the effect of a vote against this proposal.
TIME IS OF THE ESSENCE
If we do not receive your vote by Wednesday, November 2, 2022, we may need to continue to solicit proxies, which will include additional mailings, phone calls and added costs. To ensure your vote is counted, please vote today!
Our proxy solicitor, Georgeson, would be happy to assist you by answering any questions about the proposals and by recording your vote over the phone. Voting by telephone is a quick way to participate, ensuring that your shares are represented for the meeting, and eliminating the need for additional telephone calls.
Please call us Toll Free at 1-866-482-5136 and provide reference number <<GS Number>>. We are available Monday-Friday 9:00 a.m. – 11:00 p.m. Eastern Time as well as on Saturday from 12:00 p.m. – 6:00 p.m. Eastern Time.
You WILL NOT be asked for confidential information and your call will be recorded for your protection.
Best regards,
Griffin Realty Trust, Inc.